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                                                               EXHIBIT 10.42

                      RETIREMENT BENEFIT PACKAGE AGREEMENT

          This Retirement Benefit Package Agreement (the "Retirement Agreement") is made and entered into, effective as of February 1, 2000 ("Effective Date"), by and between Ross Stores, Inc. ("Ross") and Norman A. Ferber ("Ferber"). In recognition of Ferber's past valued services as Ross' Chief Executive Officer, Ross desires to give Ferber the following "Retirement Benefit Package." The retirement benefits provided under this Retirement Agreement shall be payable without regard to the provision of any additional services by Ferber.

          1.   CONTINUED BENEFITS.

               1.1   BENEFIT PLANS.

                     (a) Until the death of both Ferber and his spouse, Ferber and his Immediate Family (defined as Ferber, Ferber's spouse and Ferber's children under the age of twenty one and children twenty one or older if living at home or at college) shall be entitled to continue to participate (at no cost to them) in the following Ross employee benefit plans, in effect on the date hereof, in which Ferber now participates: executive medical, dental, vision and mental health insurance; life insurance; accidental death and dismemberment insurance; travel insurance; and group excess personal liability. Ross shall not make any changes in such plans or arrangements that would adversely affect Ferber's rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all senior executives of Ross, including Ross' Chief Executive Officer, and does not result in a proportionately greater reduction in the rights of, or benefits to, Ferber as compared with any other senior executive of Ross. Ferber shall be entitled to participate in or receive benefits under any employee benefit plan or arrangement made available by Ross in the future to its executives and key management employees, subject to, and on a basis consistent with, the terms, conditions and overall administration of such plans and arrangements.

                     (b) Ross shall provide all benefits described in this section at no cost to Ferber and his Immediate Family and shall reimburse Ferber and his Immediate Family for any and all taxes associated with Ferber's continued receipt of such benefits, including taxes based on any cash payment paid to them as reimbursement for such taxes.

                     (c) If for any reason, Ferber becomes ineligible to participate in any of Ross' employee benefit plans provided for in this section, Ross shall reimburse Ferber for the cost of continuing these benefits, including all taxes associated with such and taxes based on any cash payment paid to Ferber as reimbursement for such taxes.

               1.2 DISCOUNT CARDS. Until Ferber's death, Ferber and all members of his Immediate Family shall be entitled to Ross discount cards.

               1.3 ESTATE PLANNING. Until Ferber's death, Ferber shall be reimbursed by Ross, or any successor to Ross, on an annual basis, for any estate planning fees or expenses actually incurred by Ferber, up to a maximum annual reimbursement equal to that provided to the Chief

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Executive Officer of Ross, or any successor to Ross, but in no event less than $10,000. Ross shall also reimburse Ferber for all federal and state income taxes that may be payable by him as a result of the foregoing reimbursement.

          2. SECRETARY. Ross agrees to provide Ferber with a full-time secretary for so long as Ferber serves as a member of Ross' Board of Directors, including the services of his present secretary for so long as she is able and willing to serve.

          3. CHANGE OF CONTROL. For purposes of this Retirement Agreement, in the event of a Change of Control, "Ross" shall include any other entity that is a successor to Ross and the provisions of this section shall continue to be binding on and shall be performed by such successor, if any, for the benefit of Ferber and his heirs and successors. Further, in the event of any such Change of Control, the "senior executives" referred to in section 1 of this Retirement Agreement shall mean the senior executives who are members of the successor entity's executive committee, or equivalent; or if there is no such committee, who hold the most senior rank in the successor entity. For purposes of this Retirement Agreement, Change of Control should be deemed to have occurred if:

                     (a) Any person or group (within the meaning of Rule 13d-3 of the rules and regulations promulgated under the Securities Exchange Act of 1934, as amended), shall acquire, in or a series of transactions, whether through sale of stock or merger, ownership of stock of Ross that possesses more than 30% of the total fair market value or total voting power of the stock of Ross or any successor to Ross; or

                     (b) A merger in which Ross is a party, after which merger the stockholders of Ross do not retain, directly or indirectly, at least a majority of the beneficial interest in the voting stock of the surviving company; or

                     (c) The sale, exchange, or transfer of all or substantially all of Ross' assets (other than a sale, exchange, or transfer to one or more corporations where the stockholders of Ross before and after such sale, exchange, or transfer, directly or indirectly, are the beneficial owners of at least a majority of the voting stock of the corporation(s) to which the assets were transferred).

          4.   GENERAL PROVISIONS.

               4.1 AMENDMENT; MODIFICATION. This Retirement Agreement may be amended or modified only with the written consent of Ferber and the Board of Directors of Ross, or its designated representative. No oral waiver, amendment or modification will be effective under any circumstances whatsoever

               4.2 SUCCESSORS AND ASSIGNS. This Retirement Agreement and all rights of Ferber hereunder shall inure to the benefit of and be enforceable by Ferber's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. In addition, the promises and obligations contained herein will be binding on the successors and assigns of Ross.

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               4.3   ENTIRE AGREEMENT. This Retirement Agreement constitutes
the entire agreement between the parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including the relevant terms from the parties' prior Amended and Restated Employment Agreement and its subsequent amendments.

               4.4 NOTICE. For the purposes of this Retirement Agreement, notices, demands and all other communications provided for in the Retirement Agreement shall be in writing and shall be deemed to have been duly given when delivered or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed as follows:

         If to Ferber:                Norman A. Ferber
                                      459 Hamilton Avenue
                                      Palo Alto, CA 94301

         If to Ross:                  Ross Stores, Inc.
                                      8333 Central Avenue
                                      Newark, CA 94560-3433
                                      Attention:  Corporate Secretary

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

               4.5 ARBITRATION. In the event of any dispute or claim relating to or arising out of this Retirement Agreement, all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association in Alameda County, California.

               4.6 ATTORNEY'S FEES. Ross agrees to pay for Ferber's reasonable attorney's fees incurred in the negotiation of terms of this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the dates shown below.


ROSS STORES, INC.                                NORMAN A. FERBER

By: /s/ Michael Balmuth                          By:  Norman A. Ferber

Name: Michael Balmuth                            Date: 5/8/00

Title: Vice Chairman & CEO

Date: 5/22/00